EXHIBIT 99.20

                          P-COM, INC.
               STOCK OPTION ASSUMPTION AGREEMENT


Optionee:

          STOCK OPTION ASSUMPTION AGREEMENT issued as of the 29th day of May, 1997 by P-Com, Inc., a Delaware corporation ("P-
Com").

           WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of Control Resources Corporation, a Delaware corporation ("CRC"), which were granted to Optionee under the 1995 Incentive Stock Option Plan of CRC, as amended and restated as of August 1, 1996, (the "Plan") and are evidenced by a Stock Option Agreement (the "Option Agreement") between CRC and Optionee.

           WHEREAS, CRC has this day been acquired by P-Com through merger of a wholly-owned P-Com subsidiary ("Acquisition Corporation") with and into CRC (the "Merger") pursuant to the Agreement and Plan of Reorganization dated as of April 14, 1997 and the Agreement of Merger dated as of May 29, 1997 by and among P-Com, CRC and Acquisition Corporation (the "Merger Agreement").

          WHEREAS, the provisions of the Merger Agreement require P-Com to assume all obligations of CRC under all options outstanding under the Plan at the consummation of the Merger and to issue to the holder of each outstanding option an agreement evidencing the assumption of such option.

           WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio in effect for the Merger is 0.2384 of a share of P-Com common stock ("P-Com Stock") for each outstanding share of CRC common stock (the "Exchange Ratio").

            WHEREAS, this Agreement is to become effective immediately upon the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options under the Plan which have become necessary by reason of the assumption of those options by P-Com in connection with the Merger.

          NOW, THEREFORE, it is hereby agreed as follows:

          1. The stock options held by Optionee under the Plan immediately prior to the Effective Time (the "CRC Options") and the exercise price payable per share are set forth in Exhibit A hereto. P-Com hereby assumes, as of the Effective Time, all the duties and obligations of CRC under each of the CRC Options. In connection with such assumption, the number of shares of P-Com Stock purchasable under each CRC Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio at which shares of CRC common stock ("CRC Stock") were converted into shares of P-Com Stock in consummation of the Merger. Accordingly, the number of shares of P-Com Stock subject to each CRC Option hereby assumed shall be as specified for that option in attached Exhibit B, and the adjusted exercise price payable per share of P-Com Stock under the assumed CRC Option shall be as indicated for that option in attached Exhibit B.

          2. The intent of the foregoing adjustments to each assumed CRC Option is to assure that the spread between the aggregate fair market value of the shares of P-Com Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this agreement will, immediately after the consummation of the Merger, equal the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the CRC Stock subject to the CRC Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also designed to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the CRC Option immediately prior to the Merger.

          3.   The following provisions shall govern each CRC
Option hereby assumed by P-Com:

                           (a)    Unless  the  context  otherwise
          requires, all references to the "Company" in each Option Agreement and in the Plans (as incorporated into such Option Agreement) shall mean P-Com, all references to "Common Stock" shall mean shares of P-Com Stock, and all references to the "Board of Directors" or the Stock Option Plan Committee shall mean the Compensation Committee of the P-Com Board of Directors.

                          (b)   The grant date and the expiration
          date of each assumed CRC Option and all other provisions which govern either the exercisability or the termination of the assumed CRC Option shall remain the same as set forth in the Option Agreement applicable to that option and shall accordingly govern and control Optionee's rights under this Agreement to purchase P-Com Stock.

                          (c)   The  minimum exercise requirement
          under each assumed CRC Option shall be adjusted in accordance with the Exchange Ratio. However, such requirement shall not be applicable to the extent the assumed CRC Option is exercised for the total number of shares of P-Com Stock at the time purchasable thereunder.

                          (d)   Each  assumed  CRC  Option  shall
          remain exercisable in accordance with the same installment exercise schedule in effect under the applicable Option Agreement immediately prior to the Effective Time, with the number of shares of P-Com Stock subject to each such installment adjusted to reflect the Exchange Ratio. Accordingly, no accelerated vesting of the CRC Options shall be deemed to automatically occur by reason of the Merger, and the grant date for each assumed CRC Option shall accordingly remain the same as in effect under the applicable Option Agreement immediately prior to the Merger.

                          (e)   For purposes of applying any  and
          all provisions of the Option Agreement relating to Optionee's status as an employee with the Company, Optionee shall be deemed to continue in such employee status for so long as Optionee renders services as an employee to P-Com or any present or future P-Com subsidiary, including (without limitation) CRC. Accordingly, the provisions of the Option Agreement governing the termination of the assumed CRC Option upon Optionee's cessation of employee status with CRC shall hereafter be applied on the basis of Optionee's cessation of employee status with P-Com and its subsidiaries, and each assumed CRC Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of employment with P-Com and its subsidiaries.

                         (f)  The adjusted exercise price payable
          for the P-Com Stock subject to each assumed CRC Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option.

                          (g)   In order to exercise each assumed
          CRC Option, Optionee must deliver to P-Com a written notice of exercise in which the number of shares of P-Com Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of P-Com Stock and should be delivered to P-Com at the following address:

                    P-Com, Inc.
                    3175 S. Winchester Blvd.
                    Campbell, CA  95008
                    Attention:  Michael J. Sophie

          4. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.




           IN  WITNESS WHEREOF, P-Com, Inc. has caused this Stock
Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the ___ day of _____, 1997.


                              P-COM, INC.

                              By:  ___________________________
                                   Michael J. Sophie,
                                   Vice President, Finance and
                                   Administration and
                                   Chief Financial Officer



                         ACKNOWLEDGMENT


           The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her CRC Options hereby assumed by P-Com, Inc. are as set forth in the Option Agreement, the Plan and such Stock Option Assumption Agreement.



                              __________________, OPTIONEE



DATED: __________________, 1997




                           EXHIBIT A

  Optionee's Outstanding Options to Purchase Shares of Control
                      Resources Corporation
                    Common Stock (Pre-Merger)




                           EXHIBIT B

Optionee's Outstanding Options to Purchase Shares of P-Com, Inc.
                   Common Stock (Post-Merger)